Exhibit 99.1

Kimball International, Inc. Announces Passing of Director and Appointment of Audit Committee Member
JASPER, IN (June 14, 2013) - It is with great sadness that Kimball International, Inc. (NASDAQ: KBALB) announces the passing of Director Harry W. “Hank” Bowman on June 11, 2013.  Board Chairman Douglas A. Habig stated, “Hank was a valued member of our Board since 2000, and his wisdom and insights will be sorely missed.  Our Board and the entire Kimball family express our deepest sympathies to his wife Raelene and his family.”
Effective immediately, Christine M. Vujovich, currently a member of the Company's Board of Directors, has been appointed to replace Mr. Bowman on the Audit Committee. The Board of Directors has engaged a professional recruiting firm to begin a search for Mr. Bowman's replacement.

About Kimball International:

Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at: www.kimball.com
"Kimball International ... We Build Success!"